UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by

Rule 14(c)-5(d)(2))

☐	Definitive Information Statement

Data Storage Consulting Services, Inc.
(Name of the Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required

☐	Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, schedule, or registration statement number:

3.	Filing party:

4.	Date filed:

INFORMATION STATEMENT

____________, 2010

DATE STORAGE CONSULTING SERVICES, INC.

GENERAL

This Information Statement is first being mailed on or about _______, 2010, to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”), of Data Storage Consulting Services, Inc., a Colorado corporation (the “Company”), as of the close of business on _________, 2010 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement relates to a written consent in lieu of a meeting, dated May 13, 2010 (the “Written Consent”), of a shareholder of the Company owning at least a majority of the outstanding shares of Common Stock as of the Record Date (the “Majority Stockholder”). Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to Data Storage Consulting Services, Inc.

The Written Consent authorized an amendment to our Articles of Incorporation (the “Amendment”), which amends our current Articles of Incorporation:

●	to change our name to Dao Industries, Inc.
●	to effect a one for one hundred seventy-eight (1:178) reverse stock split of the outstanding shares of Common Stock.

A copy of the substantive text of the Amendment is attached to this Information Statement as Appendix A.

These corporate actions will become effective on the filing of articles of amendment to our articles of incorporation with the Secretary of State of Colorado which filing will occur at least 20 days after the date of the mailing of this Information Statement to our stockholders.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Sheng Zhou

 Sheng Zhou
President and Secretary

Date: _________, 2010

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDER

Under the Colorado Business Corporation Act and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Amendment requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of Common Stock. Each Stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 8,929,000 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On May 13, 2010, our Board of Directors unanimously adopted resolutions approving the Amendment and recommended that our stockholders approve the Amendment substantially as set forth in Appendix A.  In connection with the adoption of these resolutions, our Board of Directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

The reverse stock split (the “Reverse Stock Split”) will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split. The Reverse Stock Split has been implemented to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

CONSENTING STOCKHOLDER

On  May 13, 2010, Sheng Zhou, being the record holder of 4,553,790 shares of our Common Stock, constituting 51.00% of the voting power of the issued and outstanding shares of our Common Stock, consented in writing to the Amendment.

Accordingly, we have obtained all necessary corporate approvals in connection with the Amendment. We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by written consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the actions taken by the Majority Stockholder were by written consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, when permissible following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act and the provisions of the Colorado Business Corporation Act, file the Amendment with the Colorado Secretary of State’s Office. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following is a description of the material provisions of our capital stock.  The following description is intended to be a summary and does not describe all of the provisions of our articles of incorporation or bylaws or Colorado law applicable to us.  For a more thorough understanding of the terms of our securities, you should read the following together with our articles of incorporation and bylaws, which have previously been filed as exhibits to our Form SB-2 filed with the SEC on July 26, 2007.

General

As of May 13, 2010, the Company’s authorized capital stock consisted of 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 authorized shares of Preferred Stock, par value $.10 per share.  As of May 13, 2010, 8,929,000 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.

Common Stock

The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at an annual meeting of shareholders. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the company. Holders of Common Stock are not entitled to preemptive rights.

Preferred Stock

Our preferred shares are entitled to such rights, preferences and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

Quorum

The presence, in person or by proxy, of holders of at least a majority of the issued and outstanding shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

Cash Dividends

The Company has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of the Company’s board of directors and will depend upon the Company’s earnings, if any, the Company’s capital requirements and financial position, the Company’s general economic conditions, and other pertinent conditions.  It is the Company’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in the Company’s business operations.

 Our Common Stock is quoted on the OTC Bulletin Board under the symbol “DTAS.”

Stock Transfer Agent

Our stock transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

AMENDMENT TO OUR ARTICLES OF INCORPORATION

On May 13, 2010, our Board of Directors approved, subject to receiving the approval of the holders of a majority of our outstanding Common Stock, an amendment to our Articles of Incorporation, which amends our current Articles of Incorporation to (i) change our name to “Dao Industries, Inc.” and (ii) effect a 1-for-178 reverse stock split of our issued and outstanding Common Stock.  Our majority stockholder Mr. Zhou approved the Amendment pursuant to a Written Consent dated as of May 13, 2010. The substantive text of the proposed Amendment is attached hereto as Appendix A.

The Amendment has been adopted to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

On April 19, 2010, the Company entered into the Purchase Agreement by and among the Buyer, the Seller and the Company.  Pursuant to the terms of the Purchase Agreement, on April 19, 2010, the Buyer acquired from the Seller 4,553,790 shares (the “Purchased Stock”), or approximately 51.00%, of the issued and outstanding Common Stock of the Company.  In consideration for the sale of the Purchased Stock, the Buyer paid the Seller $366,000 and the Company agreed to issue to the Seller shares of its Common Stock such that the Seller will own 13% of the issued and outstanding capital stock of the Company after the closing of a merger transaction with an as of yet unidentified target corporation contemplated by the Purchase Agreement.  The closing of the sale of the Purchased Stock, and the appointment of Mr. Zhou as President and Secretary of the Company on the Closing Date, resulted in a change in control of the Company.

Further and in connection with the closing of the sale of the Purchased Stock, on April 19, 2010, Joseph Meuse, our former President and Director, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that became effective on May 13, 2010, the tenth day following the mailing by us of a Schedule 14f-1.  In addition, our board of directors on April 19, 2010 appointed Sheng Zhou as President and Secretary of the Company and to fill the director vacancy created by the resignation of Mr. Meuse as a director, which appointment as a director became effective upon the effectiveness of the resignation of Mr. Meuse as a director on May 13, 2010.

1.           Name Change

Our current Articles of Incorporation state that the name of the Company is “Data Storage Consulting Services, Inc.”

Our Board of Directors unanimously approved, subject to stockholder approval, the Amendment to change our name from “Data Storage Consulting Services, Inc.” to “Dao Industries, Inc.”

Stockholder approval for the Amendment changing our name was obtained by Written Consent of stockholders holding at least a majority of the voting power of our issued and outstanding Common Stock as of the Record Date. The Amendment effecting the name change will become effective following filing with the Secretary of State of the State of Colorado, which will occur promptly following the 20th day after the mailing of this Information Statement to our stockholders as of the Record Date.

Purposes for Name Change

Following the change of control of our Company pursuant to the Purchase Agreement, our Board of Directors has determined that the change of our name to “Dao Industries, Inc.” is in the best interest of our stockholders as our name will no longer refer to the original intended business of the Company which has since been abandoned, namely providing data storage protection and consulting services.

2.            Adoption of 1-for-178 Reverse Stock Split

Our Board of Directors unanimously approved, subject to Stockholder approval, the 1-for-178 Reverse Stock Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Amendment. Our majority stockholder Sheng Zhou also approved this action in the Written Consent.

The Reverse Stock Split will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split.  The Reverse Stock Split will become effective on the Effective Date which occurs when the Amendment is filed with the Secretary of State of the State of Colorado following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act.  We currently have no plans, agreements, proposals, arrangements, or understandings for the issuance of additional shares of Common Stock for any purpose, including future acquisitions or financing transactions.  We may consider issuing additional shares in the future, but at this time we have no definite plans in this regard.

As a result of the Reverse Stock Split the authorized but unissued and unreserved Common Stock will increase from 41,071,000 shares to approximately 49,949,837 shares.  These additional authorized shares may be issued by the Company without any further action by the Company’s stockholders.

On the Effective Date, 178 shares of Common Stock will automatically be combined and changed into one share of Common Stock. The table below sets forth, as of the Record Date and as of the Effective Date, the following information both before and after the proposed Reverse Stock Split:

•	the number of issued and outstanding shares of Common Stock;

•	the number of shares of issued and outstanding Preferred Stock; and

•	the number of authorized but unissued and unreserved shares of Common Stock.

	Capital Structure prior to the Reverse Split	Capital Structure after the Reverse Split
	(As of Record Date)	(On Effective Date)

Issued and outstanding Common Stock	8,929,000	50,163	(1)

Issued and outstanding Preferred Stock	0	0

Authorized but unissued and unreserved Common Stock	41,071,000	49,949,837	(1)

(1)           Numbers of shares given after the reverse stock split are approximate due to the fact that the number of shares to be received by each shareholder will be rounded up to the nearest whole number.

Purposes for Reverse Stock Split and Effects on Common Stock

As shown in the table above, the Reverse Stock Split will decrease the total number of issued and outstanding shares of our Common Stock.  The pre-split holders of our common stock will hold approximately 50,163 shares of common stock subsequent to the Reverse Stock Split.  The Reverse Stock Split has been implemented to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

On the Effective Date, 178 shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any stockholder will be required in order to effect the Reverse Stock Split.

No fractional shares of post-Reverse Stock Split Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Stock Split Common Stock, will, if they hold a fractional share, receive a full share of our Common Stock.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Stock Split. Following the effectiveness of the Reverse Stock Split, every 178 shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Stock Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

There are no arrears in dividends or defaults in principal or interest in respect to the securities which are to be exchanged.

Federal Income Tax Consequences of the Reverse Stock Split

The combination of 178 shares of pre-Reverse Stock Split Common Stock into one share of post-Reverse Stock Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Stock Split Common Stock will be transferred to the post-Reverse Stock Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the board of directors nor the approval by the Majority Stockholder of the Reverse Stock Split or the name change provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder's shares under the Colorado Business Corporation Act, the articles of incorporation or the bylaws.

Potential Anti-takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The Reverse Stock Split could have an anti-takeover effect because the authorized shares are not being reduced by the reverse stock split, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult then if the authorized shares were also reduced by a reverse stock split. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.  Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  However, the Reverse Stock Split has been effected for the primary purpose of providing us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. Although the remainder of significant amounts of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split proposal is not being undertaken in response to any effort of which our Board of Directors is aware to accumulate shares of our Common Stock or obtain control of the Company.

Other than this proposal, our Board of Directors does not currently contemplate the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, the holders of the Company’s common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Potential Dilution Effects of Amendment

The Reverse Stock Split could have a dilutive effect because the authorized shares are not being reduced by the Reverse Stock Split.  As a result of the Reverse Stock Split, the authorized but unissued and unreserved Common Stock will increase from 41,071,000 shares to approximately 49,949,837 shares.  These additional authorized shares may be issued by the Company without any additional action by the Company’s stockholders and, if issued, would dilute current stockholders’ holdings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of May 13, 2010, certain information with respect to the beneficial ownership of our common stock, by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties before and after the 1 for 178 reverse stock split which will occur on the filing of Articles of Amendment with the Secretary of State of the State of Colorado which filing will be made no earlier than 20 days after the date the Information Statement on Schedule 14C is first mailed to the our stockholders. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Rm O-R, Floor 23rd, Building A, Fortune Plaza, Shenzhen, P.R. China 518040.  Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of May 13, 2010 based upon 8,929,000 shares of common stock outstanding prior to the Reverse Stock Split and 50,163 shares of common stock outstanding after the Reverse Stock Split.  The number of shares after the Reverse Stock Split is approximate due to the fact that the number of shares to be received by each shareholder will be rounded up to the nearest whole number.

Name and Address of Beneficial Owner	Office, If Any	Amount and Nature of Beneficial Ownership Prior to Reverse Stock Split		Amount and Nature of Beneficial Ownership After Reverse Stock Split		Percent Common Stock Prior to Reverse Stock Split		Percent Common Stock After the Reverse Stock Split
	Officers and Directors
Sheng Zhou	President, Secretary and Director	4,553,790	(1)	25,584	(1)	51.0	%(1)	51.0	%(1)

Joseph Meuse 360 Main Street PO Box 393 Washington, Virginia 22747	Former President	0	(2)	0	(2)	-	(2)	-	(2)

Ross Bernstein 13990 Braun Road Golden, CA 90245	Former CEO	1,946,210		10,934		21.8%		21.8%

All officers and directors as a group (3 persons named above)		6,500,000		36,518		72.8%		72.8%
	5% Security Holders
Sunrise Capital International, Inc. Unit 2309-2310, South Tower World Trade Center, Huanshi Road Guangzhou, P.R. China		4,553,790		25,584		51.0%		51.0%

Deborah Alderman 1850 Basset Street # 1225 Denver, CO 80202		600,000		3,371		6.7%		6.7%

Belmont Partners, LLC 360 Main Street PO Box 393 Washington, Virginia 22747		0	(3)	0	(3)	-	(3)	-	(3)

* Less than 1%
- N/A

(1)  Mr. Zhou is the Executive Director of Sunrise Capital International, Inc., which is the owner of 4,553,790 shares of the Company’s Common Stock.

(2)  Mr. Meuse is a Managing Member of Belmont Partners, LLC, to which the Company is obligated to issue shares of its Common Stock such that the Belmont Partners, LLC will own 13% of the issued and outstanding capital stock of the Company after the closing of a merger transaction with an as of yet unidentified target corporation required by the Purchase Agreement.  As there is no right to acquire such shares within 60 days and the actual number of shares to be issued cannot be determined until the time of such merger, such shares have not been included in the numbers of shares listed in the table.

(3)  The Company is obligated to issue to Belmont Partners, LLC shares of its Common Stock such that the Belmont Partners, LLC will own 13% of the issued and outstanding capital stock of the Company after the closing of a merger transaction with an as of yet unidentified target corporation required by the Purchase Agreement.  As there is no right to acquire such shares within 60 days and the actual number of shares to be issued cannot be determined until the time of such merger, such shares have not been included in the numbers of shares listed in the table.

CHANGE OF CONTROL

On April 19, 2010, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) by and among Sunrise Capital International, Inc., a BVI corporation (the “Buyer”), Belmont Partners, LLC, a Virginia limited liability company (the “Seller”), and the Company.  Pursuant to the terms of the Purchase Agreement, on April 19, 2010 (the “Closing Date”), the Buyer acquired from the Seller 4,553,790 shares (the “Purchased Stock”), or approximately 51.00%, of the issued and outstanding Common Stock of the Company.  In consideration for the sale of the Purchased Stock, the Buyer paid the Seller $366,000 and the Company agreed to issue to the Seller shares of its Common Stock (the “Issued Stock”) such that the Seller will own 13% of the issued and outstanding capital stock of the Company after the closing of a merger transaction with an as of yet unidentified target corporation contemplated by the Purchase Agreement.

On May 13, 2010, the Buyer, being the record holder of 4,553,790 shares of our Common Stock, constituting 51.00% of the voting power of our issued and outstanding shares of our Common Stock, consented in writing to the Amendment.

Further and in connection with the closing of the sale of the Purchased Stock, on April 19, 2010, Joseph Meuse, our former President and Director, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that became effective on May 13, 2010, the tenth day following the mailing by us of a Schedule 14f-1.  In addition, our board of directors on April 19, 2010 appointed Sheng Zhou as President and Secretary of the Company and to fill the vacancy created by the resignation of Mr. Meuse as a director, which appointment as a director became effective upon the effectiveness of the resignation of Mr. Meuse as a director on May 13, 2010.  Mr. Meuse is a managing member of the Seller.  The closing of the sale of the Purchased Stock, and the appointment of Mr. Zhou as President and Secretary of the Company on the Closing Date, resulted in a change in control of the Company in which Mr. Zhou gained control of the Company.

On April 23, 2010, we filed an Information Statement on Schedule 14F with the SEC relating to a potential change in control of our board of directors containing the information required under Rule 14f-1 of the Exchange Act.  This Information Statement on Schedule 14F was mailed to our stockholders of record on May 3, 2010, and the resignation of Mr. Meuse as a director, and the appointment of Mr. Zhou as a director, became effective on May 13, 2010.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Appendix A

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION

OF

DATA STORAGE CONSULTING SERVICES, INC.

1.	The name of the corporation (the “Corporation”) whose Articles of Incorporation (the “Articles”) are to be amended is: Data Storage Consulting Services, Inc.

2.	Article 1 of the Articles states that the name of the entity is: Data Storage Consulting Services, Inc.

Article 1 of the Articles should state that the name of the entity is:  Dao Industries, Inc.

3.	Article II, Section 1 of the attachment to the Articles shall be amended by adding the following paragraph at the end thereof:

“Effective as of the filing date of these Articles of Amendment with the Secretary of State of the State of Colorado the outstanding Common Shares of the Corporation shall be combined on the basis that one hundred seventy-eight (178) of such Common Shares shall become one (1) Common Share without changing the par value of the shares of the Corporation (the “Reverse Stock Split”); provided that no fractional shares of the Corporation shall be issued in connection with the Reverse Stock Split and the number of shares to be received by a shareholder shall be rounded up to the nearest whole number of shares in the event that such shareholder would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split.”